                                                                    EXHIBIT 12.1


                            READ-RITE CORPORATION
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                               (IN THOUSANDS)

                                                        Year Ended September 30,
                                       -----------------------------------------------------------
                                         1995        1996         1997        1998           1999
                                        ------      ------       ------      ------         ------
Consolidated pre-tax income
  from continuing operations
  before adjustment for minority
  interest                             $177,514    $ 3,916      $112,641    $(375,432)     $(210,082)
Interest                                  5,589     12,897        15,699       29,648         31,910
Interest portion of rental expense        2,609      1,942         5,125        5,460          7,903
                                       -------------------------------------------------------------
Earnings                               $185,712    $18,755      $133,465    $(340,325)     $(170,270)

Interest                               $  5,589    $12,897      $ 15,699    $  29,648      $  31,910
Interest portion of rental expense        2,609      1,942         5,125        5,460          7,903
                                       -------------------------------------------------------------
Fixed charges                          $  8,198    $14,839      $ 20,824    $  35,108      $  39,813


Ratio of earnings to fixed charges        22.7x       1.3x          6.4x           NM             NM

Deficiency                                                                  $(375,432)     $(210,082)

                                                                     Pro Forma(1)
                                                        -------------------------------------
                                     Three Months        Year Ended           Three Months
                                   Ended December 31,   September 30,       Ended December 31,
                                         1999               1999                   1999
                                         ----               ----                   ----
Consolidated pre-tax income
  from continuing operations
  before adjustment for minority
  interest                            $(61,108)          $(210,082)             $(61,108)
Interest                                 8,845              26,985                 7,544
Interest portion of rental expense       2,083               7,903                 2,083
                                      --------------------------------------------------
Earnings                              $(50,180)          $(175,475)             $(51,481)

Interest                              $  8,845           $  26,705              $  7,544
Interest portion of rental expense       2,083               7,903                 2,083
                                      --------------------------------------------------
Fixed charges                         $ 10,928           $  34,607              $  9,627


Ratio of earnings to fixed charges          NM                  NM                    NM

Deficiency                            $(61,108)          $(210,082)             $(61,108)

------------
(1) Pro forma information has been prepared assuming the full conversion of the existing notes for exchange notes as of the beginning of the periods presented and using the estimated net change in interest expense from the exchange.